Exhibit 99.6

To the Limited Partners of 300 North Capital Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
300 North Capital Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

300 North Capital Master Fund L.P. (Master in Liquidation):

We have audited the accompanying statement of financial condition (liquidation basis) of 300 North Capital Master Fund L.P. (Master in Liquidation) (the “Partnership”), as of October 31, 2014 (termination of operations) and the related statements of income and expenses (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2014 to October 31, 2014 (termination of operations). In addition, we have audited the accompanying statement of financial condition, including the condensed schedule of investments, of the Partnership as of December 31, 2013, and the related statements of income and expenses and changes in partners’ capital for the period from March 1, 2013 (commencement of trading operations) to December 31, 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Partnership terminated operations on October 31, 2014. As a result, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial condition (liquidation basis) of 300 North Capital Master Fund L.P. (Master in Liquidation) as of October 31, 2014 (termination of operations), (2) the results of its operations (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2014 to October 31, 2014 (termination of operations), (3) its financial condition, including the condensed schedule of investments, as of December 31, 2013, and (4) the results of its operations and changes in partners’ capital for the period from March 1, 2013 (commencement of trading operations) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP

New York, New York

January 29, 2015

300 North Capital Master Fund L.P.

Statements of Financial Condition

October 31, 2014 (termination of operations)

(liquidation basis) and December 31, 2013

	October 31, 2014*	December 31, 2013
Assets:
Equity in trading account:
Cash (Note 3c)	$12,425,989	$19,297,013
Cash margin (Note 3c)	—	3,162,091
Net unrealized appreciation on open futures contracts	—	1,948,854

Total assets	$12,425,989	$24,407,958

Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Professional fees	$50,813	$33,256
Clearing fees due to MS&Co	206	1,213
Redemptions payable	12,374,970	—

Total liabilities	12,425,989	34,469

Partners’ Capital:
General Partner	—	—
Limited Partner	—	24,373,489

Total liabilities and partners’ capital	$12,425,989	$24,407,958

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

300 North Capital Master Fund L.P.

Condensed Schedule of Investments

December 31, 2013

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Indices	512	$1,887,489	7.74%

Total futures contracts purchased		1,887,489	7.74

Futures Contracts Sold
Currencies	77	(2,245)	(0.01)
Interest Rates U.S.	19	11,281	0.05
Interest Rates Non-U.S.	20	(2,456)	(0.01)
Metals	48	54,785	0.23

Total futures contracts sold		61,365	0.26

Net fair value		$1,948,854	8.00%

See accompanying notes to financial statements.

300 North Capital Master Fund L.P.

Statements of Income and Expenses

for the period from January 1, 2014 to October 31, 2014 (termination of operations)

(liquidation basis) and for the period from March 1, 2013

(commencement of trading operations) to December 31, 2013

	2014*	2013
Investment Income:
Interest income	$3,430	$4,478

Expenses:
Clearing fees	64,451	77,806
Professional fees	103,436	70,000

Total expenses	167,887	147,806

Net investment income (loss)	(164,457)	(143,328)

Trading Results:
Net gains (loss) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(4,569,266)	(92,685)
Change in net unrealized gains (losses) on open contracts	(1,948,854)	1,948,854

Total trading results	(6,518,120)	1,856,169

Net income (loss)	$(6,682,577)	$1,712,841

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

300 North Capital Master Fund L.P.

Statements of Changes in Partners’ Capital

for the period from January 1, 2014 to October 31, 2014 (termination of operations)

(liquidation basis) and for the period from March 1, 2013

(commencement of trading operations) to December 31, 2013

Partners' Capital
Initial capital contributions from limited partner at March 1, 2013	$10,000,000
Net income (loss)	1,712,841
Subscriptions	13,617,783
Redemptions	(952,657)
Distribution of interest income to feeder funds	(4,478)

Partners’ Capital at December 31, 2013	24,373,489
Net income (loss)	(6,682,577)
Subscriptions	2,000,000
Redemptions	(19,687,482)
Distribution of interest income to feeder funds	(3,430)

Partners Capital at October 31, 2014*	$—

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

300 North Capital Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

October 31, 2014

1.    Partnership Organization:

300 North Capital Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of Delaware to engage in the speculative trading of a diversified portfolio of commodity interests, including futures contracts, options on futures contracts, forward contracts and swaps. The sectors traded included currencies, energy, grains, indices, U.S and non-U.S. interest rates, metals and softs. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The Master terminated operations on October 31, 2014. As a result, the Master changed the basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received or paid in liquidation.

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings.

On March 1, 2013 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of its capital to the Master. Emerging CTA purchased an interest in the Master with cash equal to $10,000,000. The Master was formed to permit commodity pools managed by 300 North Capital LLC (the “Advisor”) using the Global Macro Program, a proprietary, discretionary trading program, to invest together in one trading vehicle.

During the periods covered by this report, the Master’s commodity brokers were Citigroup Global Markets Inc. (“CGM”) and Morgan Stanley & Co. LLC (“MS&Co.”).

Prior to its termination on October 31, 2014 and as of December 31, 2013, the Master’s sole investor was Emerging CTA.

The Master was liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.    Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The liquidation basis of accounting requires the Master to record assets and liabilities at values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values are expected to be realized by management during liquidation. Also, the liquidation basis of accounting requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statements of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of net assets available to shareholders for the period January 1, 2014 to October 31, 2014.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

300 North Capital Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

October 31, 2014

c.	Master’s Investments. All commodity interests held by the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The commodity interests were recorded on the trade date and open contracts were recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were liquidated. Unrealized gains or losses on open contracts were included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period were reported in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities were actively traded.

The Master separately presented purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and made disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considered prices for exchange-traded commodity futures, forwards, swaps and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations were not readily available were priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the periods ended October 31, 2014 and December 31, 2013, the Master did not hold any derivative instruments for which market quotations were not readily available and that were priced by broker-dealers who derive fair values for those assets and liabilities from observable inputs (Level 2) or were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the periods ended October 31, 2014 and December 31, 2013, there were no transfers of assets or liabilities between Level 1 and Level 2.

300 North Capital Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

October 31, 2014

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$1,957,830	$1,957,830	$—	$—

Total assets	1,957,830	1,957,830	—	—

Futures	8,976	8,976	—	—

Total liabilities	8,976	8,976	—	—

Net fair value	$1,948,854	$1,948,854	$—	$—

d.	Futures Contracts. The Master traded futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) were made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated to Emerging CTA at the time of such determination.

f.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2013 tax year remains subject to examination by U.S. federal and most state tax authorities. The 2014 tax return, once filed, will be subject to examination for three years. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

g.

Investment Company Status.    Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.”

300 North Capital Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

October 31, 2014

ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Master’s financial statements. Based on management’s assessment, the Master had been deemed to be an investment company since inception. It had all of the fundamental characteristics of an investment company. Although the Master did not possess all of the typical characteristics of an investment company, its activities were consistent with those of an investment company.

h.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that other than that referenced in Note 8 to the financial statements, there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.    Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, which included selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner, CGM or MS&Co. and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by Emerging CTA. The Management Agreement was in effect until October 16, 2014.

c.	Customer Agreements:

Prior to and during part of the fourth quarter of 2013, the Master was party to a customer agreement with CGM (the “CGM Customer Agreement”). During the fourth quarter of 2013, the Master entered into a futures brokerage account agreement with MS&Co. (the “MS&Co. Customer Agreement”) and terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to Emerging CTA. All other fees, including CGM’s direct brokerage fees, were borne by Emerging CTA. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

Under the MS&Co. Customer Agreement, the Master paid MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co. clearing fees” and together with the CGM clearing fees, the “clearing fees”) were borne by the Master and

300 North Capital Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

October 31, 2014

allocated to Emerging CTA. All other fees were borne by Emerging CTA. All of the Master’s assets were deposited in the Master’s account at MS&Co. The Master’s cash was deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At October 31, 2014 and December 31, 2013, the amount of cash held by the Master for margin requirements was $0 and $3,162,091, respectively. The MS&Co. Customer Agreement was in effect with respect to the Master until October 31, 2014, when the Master terminated operations.

4.    Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master and the CGM Customer Agreement with the Master each gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” were met.

All of the commodity interests owned by the Master were held for trading purposes. The monthly average number of futures contracts traded during the periods ended October 31, 2014 and December 31, 2013 were 579 and 354, respectively.

Upon commencement of operations, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The new guidance did not have a significant impact on the Master’s financial statements.

The following table summarizes the valuation of the Master’s investments as of December 31, 2013:

December 31, 2013	Gross Amounts Recognized	Gross Amounts offset in the Statement of Financial Condition	Net Amounts presented in the Statement of Financial Condition
Assets
Futures	$1,957,830	$(8,976)	$1,948,854

Total Assets	$1,957,830	$(8,976)	$1,948,854

Liabilities
Futures	$(8,976)	$8,976	$—

Total Liabilities	$(8,976)	$8,976	$—

Net Fair Value			$1,948,854

300 North Capital Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

October 31, 2014

The following table summarizes the gross fair values of derivative instruments of futures contracts as separate assets and liabilities as of the period ended December 31, 2013.

Assets	December 31, 2013
Futures Contracts
Currencies	$4,275
Indices	1,887,489
Interest Rates U.S.	11,281
Metals	54,785

Total unrealized appreciation on open futures contracts	$1,957,830

Liabilities
Futures Contracts
Currencies	(6,520)
Interest Rates Non-U.S.	(2,456)

Total unrealized depreciation on open futures contracts	$(8,976)

Net unrealized appreciation on open futures contracts	$1,948,854 *

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period from January 1, 2014 to October 31, 2014 (termination of operations) and the period from March 1, 2013 (commencement of trading operations) to December 31, 2013.

Sector	2014	2013
Currencies	$283,524	$(193,585)
Energy	248,147	(2,809)
Grains	(519,550)	38,225
Indices	(6,098,992)	1,410,464
Interest Rates U.S.	(256,086)	(719)
Interest Rates Non-U.S.	(86,848)	(47,898)
Metals	(88,315)	659,988
Softs	—	(7,497)

Total	$(6,518,120)**	$1,856,169 **

**	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.    Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors and they became limited partners on the first day of the month after their subscriptions were processed. A limited partner had the right to withdraw all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any day (the “Redemption Date”) after a request for redemption had been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals were classified as a liability when the limited partner elected to redeem and informed the Master.

300 North Capital Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

October 31, 2014

6.    Financial Highlights:

Ratios to average net assets for the period from January 1, 2014 to October 31, 2014 (termination of operations) and the period from March 1, 2013 (commencement of trading operations) to December 31, 2013 were as follows:.

	2014		2013
Ratios to Average Net Assets:
Net investment income (loss)***	(1.0	)%****	(1.0	)%****

Operating expenses	1.0	%****	1.1	%****

Total return	(28.6)%		7.6%

***	Interest income less total expenses
****	Annualized

The above ratios may have varied for individual investors based on the timing of capital transactions during the period. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.    Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance-sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may have included forwards, futures, swaps and options, whose values were based upon an underlying asset, index, or reference rate, and generally represented future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange, a swap execution facility, or over-the-counter (“OTC”). Exchange-traded instruments included futures and certain standardized forward, swap and option contracts. Swap contracts may also have been traded on a swap execution facility or OTC. OTC contracts were negotiated between contracting parties and also included certain forwards and option contracts. Each of these instruments was subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts were greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master was exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default was typically limited to the amounts recognized in the Statements of Financial Condition and was not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permitted the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period, as CGM/MS&Co. or their affiliates were the sole counterparties or

300 North Capital Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

October 31, 2014

brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that, through CGM/MS&Co., the Master’s counterparty was an exchange or clearing organization.

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

8.    Liquidation of the Master:

Initial distributions of the Master’s capital to Emerging CTA were made on November 5, 2014, with the remainder paid between November 18, 2014 and November 25, 2014.